Exhibit 99.1

Barfresh Provides First Quarter 2024 Results and Business Update

Record Quarterly Revenue and First Positive Adjusted EBITDA In Company History Highlight Strong First Quarter of 2024 Results

Revenue Increased 35% Year-Over-Year to $2.8 Million for the First Quarter of 2024

Achieves 41.4% First Quarter of 2024 Gross Margin - Highest Point Since Early 2021

Company Poised to Achieve Highest Annual Revenue in Fiscal Year 2024 and Year-over-Year Margin Improvement Amid Bottling Recovery Efforts, Propelled by Accelerated Customer Wins

LOS ANGELES, May 15, 2024 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the first quarter ended March 31, 2024.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Our record financial results this quarter highlight the tremendous momentum we’ve built across the business. The positive consumer response to our carton offering was the primary driver of our revenue surge, supported by increased carton capacity that allowed us to meet the high demand. Re-introducing our bulk 100% juice concentrates last quarter also contributed to our top-line performance. Additionally, we’ve been able to successfully re-engage our valued foodservice customers following the difficulties of the pandemic period and our broadened sales broker coverage has enabled us to acquire new customers and widen our distribution footprint.”

Mr. Delle Coste continued, “Looking ahead, we have strong conviction in our ability to deliver our highest revenue ever in fiscal year 2024. Additionally, once we finalize securing a new bottle manufacturing partnership, we will be well-positioned to significantly increase production volumes and accelerate our revenue trajectory even further. Our carton, bulk and easy pour offerings remain in high demand, and we’re capitalizing on opportunities to grow our market share through development of our broker network including the recently announced largest regional sales broker in the Southeast as well as strategic channel expansion. Bolstering our leadership team, with key hires like our new VP of Supply Chain and Contract Manufacturing, will further augment our ability to execute on our growth plans.”

“After navigating through supply challenges over the past couple of years, we have begun to turn the corner. We have recently added over 2,600 new schools and are well positioned to re-engage and actively target all customer segments with our complete offerings. This expansion of our sales broker network, coupled with a growing pipeline of customer wins positions Barfresh to achieve record revenue levels in fiscal year 2024 and beyond.”

First Quarter of 2024 Financial Results

Revenue for the first quarter of 2024 was $2.8 million, compared to $2.1 million in the first quarter of 2023. The increase in revenue is the result of improved supply due to increased capacity in carton production, improvements in bulk sales, partially offset by a continuation into early February of an industry-wide shortage of 4-ounce and 8-ounce cartons that began in December of 2023. Gross margins for the first quarter of 2024 were 41.4%, compared to 40.9% for the first quarter of 2023. The improvement in gross margins is a result of favorable product mix, pricing actions, and a slight improvement in the cost of supply chain components.

Net loss in the first quarter of 2024 was $449,000, as compared to a loss of $889,000 in the first quarter of 2023. The decrease is a result of improved revenue and margins, as well as a reduction in operating expenses due to cost-savings measures.

Selling, marketing and distribution expenses for the first quarter of 2024 were $694,000, or 25% of revenue, compared to $667,000, or 32% of revenue, for the first quarter of 2023. G&A expenses in the first quarter of 2024 decreased 14% to $858,000 compared to $994,000 in the first quarter of 2023. The decrease in G&A was driven by a decrease in personnel cost resulting primarily from a reduction in headcount.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, and other non-recurring costs such as those associated with the product withdrawal, the related dispute, and certain manufacturing relocation costs in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was approximately $53,000 for the first quarter of 2024, compared to a loss of approximately $544,000 for the first quarter of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended March 31,
	2024	2023
Net loss	$(449,000)	$(889,000)

Depreciation and amortization	74,000	86,000
Interest expense	4,000	-
EBITDA	(371,000)	(803,000)

Stock based compensation, employees and board of directors	303,000	207,000
Operating expense related to withdrawn product and related dispute (1)	76,000	52,000
Manufacturing relocation (2)	45,000	-
Adjusted EBITDA	$53,000	$(544,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2023 and 2024 primarily includes legal expense incurred with respect to the dispute.

(2) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

Balance Sheet

As of March 31, 2024, the Company had approximately $1.2 million of cash, and approximately $1.3 million of inventory on its balance sheet.

Commentary and Outlook for 2024

The Company continues to expect to achieve record fiscal year revenue for fiscal year 2024.

The Company continues to expect to achieve higher gross profit in 2024 compared to 2023 with gross profit margins for 2024 expected to be in the high 30’s.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023 and the case continues to progress through the court system. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, May 15, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, May 29, 2024. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13746088. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com